(English Translation)

Agreement No. G—02: Maximum Amount Guaranteed Agreement 017

No: 2007 Liao Zhong Yin Gao Di Zhi No. 017

Guarantor:	Dalian Chuming Food Co.
Business License No:	Da Gong Shang Qi Fa Zhi No. 2102002111023
Legal Representative:	MA, Feng Qing
Business Address:	Quan Shui Village, Nang Guang Lin Town, Gan Jin Zhi District, Dalian City
Zip Code:	116031
Bank Account:	Bank of China Corp., Liaoning Branch, No. 07050408091001
Tel:	86716585	Fax:	86716686

Beneficiary:	Bank of China Corp., Liaoning Branch (Bank of China Liaoning Branch)
Legal Representative:	DONG, Jian Yue
Business Address:	No. 9, Zhongshan Plaza, Daliang City
Zip Code:	116001
Tel:	82586901	Fax:	82586779

In order to guarantee the performance of the loan specified in Article 1 of the main loan agreement, Guarantor voluntarily put the assets listed on the attached “pledged asset list” as security for the benefit of Beneficiary. After equal negotiation, Guarantor and Beneficiary enter into this agreement. The meaning of the terms in this agreement shall be governed by the main loan agreement.

Article 1  Main Loan Agreement

The Main Loan Agreement of this Agreement is:
The Agreement signed between Beneficiary and Dalian Chuming Group Co. Ltd for a credit line from November 30, 2007 to November 29, 2011, and any supplemental or amendments thereto.

Article 2  Main Loan and Loan Term

Except specify otherwise by law, the main loan refers to the loans made from November 30, 2007 to November 29, 2011, which is specified in Article 1 of this agreement.

Article 3  Maximum Beneficiary Amount

1.	The maximum guaranteed amount under this agreement is: RMB19,650,000

2.
The guaranteed amount shall also include the interest (including base interest, agreed interest, compound interest and penalty interest) of the main loan specified in Article 2 of this agreement; breach penalty, damage reimbursement, collection expenses (including but not limit to litigation expenses, attorney fees, notary fees, enforcement expense, etc), or any other losses or expenses because of Borrower’s breach.

The sum of subsections 1 and 2 of this Article shall be the maximum guaranteed amount.

Article 4  Pledged Assets

Please see the attached “pledged asset list" for detailed information regarding the pledged assets.

During the guarantee period, when there is any damage, loss or government seizure related to the pledged assets, Beneficiary has the priority right to collect insurance premium, damage reimbursement or any reimbursement. Even if the term of the main loan has not matured, Beneficiary can collect insurance premium, damage reimbursement or any reimbursement.

Article 5  Registration

If the law requires the registration of the security interest granted herein, Guarantor and Beneficiary shall go through the registration formalities with the relevant registration agencies within 30 days after the execution of this agreement.

If any items pursuant to the registration changes thereafter, Guarantor and Beneficiary shall amend the registration within 30 days.

Article 6  Possession and Storage of the Pledged Assets

The pledged assets under this agreement shall be possessed and stored by Guarantor. However, any ownership receipts or titles shall be deposited with Beneficiary. Guarantor shall accept Beneficiary’s inspection at any time.

Guarantor shall properly store, perform necessary daily maintenance of the pledged assets and adopt measures to preserver the pledged assets in whole; if the pledged assets require repairs, Guarantor shall arrange for such repairs and shall bear the cost.

Without the written consent of Beneficiary, Guarantor shall not transfer, lease, lend, or use pledged assets as capital contribution, modify, remodel or otherwise change the status of the pledged assets in whole or in part. Even with the written consent of Beneficiary, the proceeds from the disposal of the pledged assets shall be used to pay off the main loan in advance or to deposit with a third party appointed by Beneficiary.

Article 7  Decrease Value of the Pledged Assets

Prior to the total repayment of the main loan of this agreement, if the value of the pledged assets decreases because of Guarantor’s own conducts, Beneficiary has the right to request that Guarantor immediately cease all such conducts. If the value of the pledged assets has decreased, Beneficiary has the right to request that Guarantor recover the value of the pledged assets or to provide additional pledged assets equal to the decreased value. If Guarantor fails to recover the decreased value and fails to provide additional pledged assets, Guarantor has the right to request Borrower to repay the loan prior to the loan maturity date. If Borrower can not repay the loan, Beneficiary has the right to excise the rights under this agreement.

If any of the pledged assets is lost or decrease in value because of natural disaster, accidents, third party interference or other reasons, Guarantor shall take proper measure to stop the expansion of the loss and shall make written notice to Beneficiary immediately.

Article 8  Proceeds

If Borrower is unable to make timely payment or fails to perform any obligations as described in this agreement, such as to cause the pledged assets to be seized by the People’s Court, Beneficiary shall have the right to collect all resulting and legally mandated proceeds therefrom beginning from the date of seizure, excepting those proceeds for which Beneficiary fails to notify the parties obligated to pay such proceeds. All proceeds shall first be applied toward the related collection expenses.

Article 9  Insurance of the Pledged Assets

Guarantor shall purchase insurance with the proper type of insurance and the term of the insurance from an insurance company which both parties have agreed. The total insured amount shall not less than the assess value of the pledged assets. The content of the insurance policy shall meet the Beneficiary’s requirement and shall not have any restriction condition that is adversary to the interest of Beneficiary.

Prior to the total repayment of the main loan, Guarantor cannot interrupt, terminate, revise or change the insurance policy for any reason. Guarantor shall also adopt all reasonable and necessary measures to ensure the validity of the insurance under this agreement. If Guarantor fails to purchase insurance or violate any of the subsection above, Beneficiary can decide to obtain insurance or renew the insurance, all related expense to be borne by Guarantor. Beneficiary shall also have the right to apply any loss to the balance of the main loan.

Within 30 days from the execution of this agreement, Guarantor shall provide Beneficiary with an original copy of the insurance policy and also transfer to Beneficiary all rights to the insurance premium to be held until the main loan is repaid in full.

Article 10 Obligations

If Borrower fails to make loan payment on a scheduled payment date or prepayment date under the main loan agreement, Beneficiary shall have the right to exercise its rights under this agreement and shall have priority to the pledged assets up to the maximum guaranteed amount pursuant to Article 3 of this agreement.

Scheduled payment date herein shall refer to such date, the premium payment date and interest payment date or any other agreed date on which Borrower shall make any payment to Beneficiary. The prepayment date shall refer to any date proposed by Borrower and agreed to by Beneficiary prior to the loan maturity date, or such date that Beneficiary request Borrower to make payment on premium, interest and/or other fund prior to the loan maturity date, in accordance with this agreement.

Article 11 Exercise and Term of Security Rights

After the execution of this agreement, Beneficiary shall have the right to exercise, in whole or in part, all of its rights over the pledged assets.

With respect to each loan, Beneficiary must exercise its rights within the corresponding statute of limitation. If a loan is to be repaid in installment, the statute of limitation shall begin to run from the payment expiration date of the last installment of the loan.

Article 12 Disposal of Pledged Assets

After the execution of this agreement, Beneficiary shall have the right to negotiate with Guarantor regarding the sale or auction the pledged assets, and the resulting proceeds shall be applied first to repayment of the main loan. If the parties cannot reach an agreement, Beneficiary may initiate proceeding before the People’s Court to force the auction of the pledged assets. The proceeds from the disposal of the pledged assets shall be applied first to expenses relating to such disposal, with the balance to be applied toward the main loan.

If the main loan is secured by assets other than the pledged assets, such other assets shall not affect the rights of Beneficiary herein.

Article 13 Relationship between this Agreement and the Main Loan Agreement

Any amendment to the main loan agreement relating to extension of term shall require the prior written consent of Beneficiary. Absent such consent or if Beneficiary refuses to grant consent, Guarantor shall be liable for the maximum guaranteed amount.

Any other amendment to the main loan agreement or to any individual agreement thereunder or to a specific loan shall not require Beneficiary’s prior written consent, provided that Guarantor shall continue to be liable for the maximum guaranteed amount.

Beneficiary and Guarantor may mutually agree to amend the maximum guaranteed amount as specified in Article 3 of this agreement.
Any amendments hereto shall not affect the rights of any other beneficiary of the pledged assets that is not a party to this agreement and that did not consent to such amendment in writing.

Beneficiary shall have the right to transfer in whole or in part any rights under this agreement to any Bank of China Corp. related entity or to any third party without the prior consent of Guarantor, and any such transfer shall not diminish or eliminate Guarantor’s obligations, and Guarantor shall cooperate with Beneficiary or the intended transferee with respect to the registration of such transfer.

Article 14  Representations and Warranties

Guarantor hereby represents as follows:

1.	Guarantor is duly existing and in good standing in its jurisdiction of formation and have the right to conduct its business and the legal ownership and right to dispose of the pledged assets.

2.	There are no co-owners of the pledged assets, or has secured the written consent of co-owners, if any, which shall be deposited with Beneficiary prior to the execution of this agreement.

3.
Guarantor fully understands the terms of the main loan agreement, the signature and execution of which are based on Guarantor’s actual intent and pursuant to legal and valid authorization under the bylaws and relevant internal corporate governance documents. If Guarantor provides guaranty to any third party, such guaranty shall require the prior approval of Guarantor’s board of directors and shareholders. The amount of this agreement shall not exceed any amount limited pursuant to the bylaws of Guarantor.

The entering into or execution of this agreement shall not violate the terms of any binding agreements or any legal documents. Guarantor has obtained all necessary permission, license, registration for the purpose of entering into this agreement.

4.	Guarantor represents that all material documents provided to Beneficiary are accurate, true, complete and valid.

5.	There are no other undisclosed parties other than Guarantor having claims over the pledged assets.

6.	Guarantor shall timely notify Beneficiary when a third party asserts a claim over any of the pledged assets, or if such pledged asset is seized or is involved in a major legal proceeding.

7.
If a pledged asset involves on-going construction, Guarantor represents that there is no third party beneficiary that has priority over Beneficiary, and if such third party has priority, Guarantor represents that it has secured the necessary release of priority from such third party, which shall be deposited with Beneficiary.

Article 15. Breach

After the execution of this agreement, if Guarantor refuses to register or cause delay in the registration of the pledged assets, thereby preventing this agreement and the security interest from becoming effective, this shall constitute a breach of this agreement, and Guarantor shall reimburse Beneficiary for any resulting damages.

Article 16 Related Party and Related Party Transaction Disclosure

The parties agree as follows: Beneficiary has determined that Guarantor is a group client in accordance with the Commercial Banking Group Client Credit Risk Management Guide. Guarantor shall periodically report to Beneficiary of any transaction involving an amount greater than 10% of Guarantor’s reported net asset, including the relationship of the parties of the transaction, pursuant to Article 17 of the Commercial Banking Group Client Credit Risk Management Guide.

Article 17 Default

The following shall be deemed an event of default:

1.	Guarantor transfers, leases, contribute, modify, revise or otherwise change the pledged assets, in whole or in part;

2.	Guarantor prevents or otherwise interferes with Beneficiary’s exercise of its rights under this agreement;

3.	Upon the decrease in value of the pledged assets as set forth in Article 7 of this agreement, and Guarantor fails to recover the decreased value or to provide additional pledged assets;

4.	Guarantor makes untrue statement or violates any of the representations and warrants set forth in this agreement;

5.	Guarantor violates any terms of this agreement;

6.	Guarantor ceases all operations, is dissolved or files for bankruptcy; and

7.	Guarantor causes an event of default of any contract of which Beneficiary or any other Bank of China related entity is a party.

In the event of default, Beneficiary shall have the right to take any one or all of the following actions:

(a) To require Borrower and/or the guarantor to take corrective actions within a specified time period;

(b) To halt, reduce or terminate all or part of Guarantor’s credit limit;

(c) To halt, reduce or terminate all or part of Guarantor’s then pending fund withdrawal request, as well as any non-withdrawn fund;

(d) To declare any outstanding amount owing to Beneficiary, whether or not pursuant to this agreement, immediately due;

(e) To terminate this agreement in whole or in part, or to terminate such other agreements between Beneficiary and Guarantor;

(f) To obligate Guarantor to pay all damages resulting from the event of default;

(g) To exercise its rights with respect to the pledged assets; or

(h) To take any such other actions as Lender may deem necessary.

Article 18 Reservation of Rights

Any party’s failure to require strict performance by the other party of any provision of this agreement shall not waive, affect, or diminish any right of that party thereafter to demand strict performance and compliance therewith.

Each party has all rights and remedies provided under by law and under this agreement. A party’s waiver or delay of any of its rights is not a continuing waiver, election, or acquiescence.

Article 19 Amendment and Termination

This agreement may be amended in writing by the parties after discussion, any such amendment being made a part of this agreement.

Except as otherwise required by law or by contract, no right herein shall terminate prior to the termination of this agreement.

Except as otherwise required by law or by contract, each provision of this agreement is severable from every other provision in determining the enforceability of any provision.

Article 20 Governing Law; Dispute Resolution

This agreement shall be governed by the laws of the People’s Republic of China.

After this agreement is in effect, any dispute arising therefrom shall be resolved by the parties through negotiation. If the dispute remains unresolved, the parties agree to resolve in accordance with the terms of the main loan agreement. During the period of dispute resolution, the dispute shall have no effect on the parties’ obligations pursuant to the remaining terms of this agreement that are not in dispute.

Article 21 Fees

Except as otherwise required by law or by contract, all fees incurred in preparing or carrying out this agreement, or relating to any dispute arising from this agreement (including but not limited to legal fees) shall be borne by Guarantor.

Article 22 Attachments

The following attachments have been negotiated by the parties and shall constitute a part of this agreement, having the same legal effect:

(a) Schedule of Pledged Assets

Article 23 Other Agreements

1.	Guarantor may not assign or otherwise transfer any rights or obligations under this agreement to a third party without Beneficiary’s written consent.

2.
Guarantor hereby consent to the assignment or transfer by Beneficiary of its rights and obligations under this agreement to another Bank of China related entity, with such entity, upon assignment or transfer, having all rights of Beneficiary under this agreement, including the right to initiate legal proceeding in the name of Lender to enforce this agreement.

3.	This Agreement binds and is for the benefit of the successors and permitted assigns of each party, to the extent that doing so shall not effect any other terms of this agreement.

4.
Except as otherwise contracted, notices shall be provided to the parties at the addresses and contact information contained herein, and each party shall notify the other party in writing in the event such information changes.

5.	All titles and headings used in this agreement are for purpose of reference only, and shall not be used to define the rights and/or obligations of the parties herein.

Article 24 Effectiveness and Creation of Security Interest

This agreement shall become effective upon execution by the legal representatives of the parties hereto, and the application of their respective seals, provided that if the law requires the registration of the pledged assets, then this agreement shall become effective after such registration. The security interest becomes effective upon the effectiveness of this agreement.

This agreement shall have three original copies with equal legal effect, with each party to hold one such copy.

Guarantor:	Beneficiary:

Dalian Chuming Food Co., Ltd.	Bank of China Corp., Liaoning Branch

[seal]	[seal]

Legal Representative: /s/ MA Fengqing	Authorized Representative: /s/ [eligible]

November 30, 2007	November 30, 2007

Attachment
(Schedule of Pledged Assets)
No. 2007 Bank of China Liaoning Branch 017

Assets	Quantity	Assessed Value	Ownership (Registration No.)	Location	Registration Agency
Land use rights	48,461.10 square meters	RMB 40.27 million	2003 No. 04009	Dalian, Ganjingzhi District, Xingzhaizhi Village, Lizhi Mountain	Ganjingzhi District Real Property Registration Agency